EXHIBIT 99.1

New Oriental Energy & Chemical Corporation Provides
Update on DME Production Facility Expansion

•	150,000 Tons of Annual DME Capacity on Schedule to be Available by September 2007
•	Company Expects Alternative Energy Sales to Increase 21% Sequentially to Approximately $4.2 million for the fourth quarter ended March 31, 2007

NEW YORK, NY--(MARKET WIRE)—April 11, 2007 -- New Oriental Energy & Chemical Corp. “New Oriental” (OTC BB:NOEC.OB - News), a specialty chemical and emerging alternative fuel manufacturer in The People’s Republic of China (PRC), today announced an update on its planned expansion of its existing Dimethyl Ether (DME) manufacturing facility.

In November 2006, New Oriental began the expansion of its existing DME facility in Henan, PRC, which will increase the Company’s total annual production capacity from 50,000 tons to 150,000 tons. Currently, the project is approximately 70 percent complete, including with the building of the main facility, equipment, water system, network, and auto-control system already finished. In addition, the recently installed the “safe production monitoring system” to collect real time data of production lines and manufacturing process which is expected to enhance the overall safety of production process. The remaining work includes the installation of additional equipment.

This expansion represents the third stage of the company’s long-range plan to produce 600,000 tons of DME annually by 2010. At the current price of $493 USD per ton, the annual production of 150,000 tons of DME would create a revenue potential of almost $75 USD million annually. To date, the Company has spent approximately $5.4 million in total capital expenditures building out its DME facility and management expects an additional $3.2 million to be spent to complete this expansion phase, which will be financed by internal cash flow and incremental bank lines. New Oriental is the only domestic manufacturer in the Henan Province to be awarded government licenses to manufacturer up to 600,000 tons of DME.

During the fourth quarter ending March 31, 2007 the Company generated approximately $4.2 million in revenue from the Company’s existing DME facility, representing a 21 percent increase from the $3.5 million in alternative fuel revenues reported for its third fiscal quarter. The Company currently classifies any combination of DME and/or Methanol as alternative fuel revenue. Depending on market pricing, management will shift production to either DME or Methanol depending on which will generate a more favorable margin contribution. Revenue for alternative fuels in the fourth quarter was primarily comprised of DME sales as compared to mostly methanol during the third quarter.

Dimethyl Ether is an emerging alternative fuel that is being initially utilized as a cost effective substitute for liquid natural gas (LNG) currently used in home cooking and heating applications. DME is approximately 20 percent cheaper than LNG while possessing many of the same characteristics of high heat output and energy efficiency, low emissions and ease of use. DME can be transported just like LNG while requiring no additional retrofitting to current appliances and heating systems for consumption. Longer term, the Company believes DME can be used as a substitute for petrol-diesel in commercial and consumer vehicles. Several cities such as Shanghai are currently testing its use in municipal transportation buses with the initial results of higher efficiency, lower cost and significantly reduced emissions generating increasing attention among key decision makers.

“We are very pleased to report that our DME plant expansion is on schedule, which is a key component to helping us achieve our stated goal of being a leading manufacturer of alternative based fuels in China,” commented Chen Si Qiang, the Company's Chief Executive Officer. “The demand in the PRC for alternative fuels is robust based on favorable cost dynamics, reduced emissions and the desire on the part of the National Government to mitigate the country’s dependence on imported energy. New Oriental is one of the few DME producers to achieve critical mass as a result of the Company’s first mover advantage, manufacturing expertise and government granted licenses. As new capacity comes online and we increase overall utilization, alternative fuels will represent a larger percentage of our revenue, which will hold positive implications on the Company’s future growth, operating margins and profitability.”

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. is an emerging alternative fuel and specialty chemical manufacturer based in Henan Province, China. The Company is focused on the production of Dimethyl ether (DME), methanol and fertilizer products, and the Company expects to begin production of bio-diesel within the next year. The Company sells its products primarily through a network of distribution partners.

Safe Harbor Statement:

This press release contains forward-looking statements concerning Sports Source, Inc. and New Oriental Energy. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:
Contact:
New Oriental Energy & Chemical Corp.
Mr. Wang Gui Quan
President
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 376-2169211
Fax: (011-86) 376-6818152

For Investors:
Matthew Hayden
Hayden Communications, Inc.
matt@haydenir.com
Ph: (858) 704-5065
Cell: (760) 613-3695

Mark Millar
East West Network Group
 mmeastwest@hotmail.com
Ph: (770) 436-7429